UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 6, 2009

AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia	22314
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 329-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01             Other Events.

On October 7, 2009, AvalonBay Communities, Inc. (the “Company”) announced that it accepted for purchase the principal amount of its outstanding notes set forth below, which were validly tendered pursuant to its previously announced cash tender offer for such notes (the “Tender Offer”).  The Tender Offer expired at 12:00 midnight, New York City time, on Monday, October 5, 2009.  Payment for the notes purchased pursuant to the Tender Offer was made on Tuesday, October 6, 2009.  The aggregate principal amount of the notes accepted for payment was $300 million.  The aggregate consideration for the notes accepted for payment, including accrued and unpaid interest of approximately $3.6 million and, to the extent applicable, early tender premium, was approximately $328 million. The tender premium paid by the Company in excess of par, approximately $24.7 million, will be recorded as a charge to earnings in the fourth quarter of 2009.

		Per $1,000 Principal Amount
Title of Security	Acceptance Priority Level	Tender Offer Consideration	Early Tender Premium	Total Consideration	Aggregate Principal Amount Accepted for Purchase
7.500% Medium-Term Notes due December 15, 2010	1	$1,045.00	$30.00	$1,075.00	$46,001,000
6.625% Medium-Term Notes due September 15, 2011	2	$1,060.00	$30.00	$1,090.00	$150,000,000
5.500% Medium-Term Notes due January 15, 2012	3	$1,032.50	$30.00	$1,062.50	$55,600,000
6.125% Medium-Term Notes due November 1, 2012	3	$1,057.50	$30.00	$1,087.50	$48,399,000

The Tender Offer was made pursuant to the Offer to Purchase dated September 8, 2009 and the related Letter of Transmittal.  Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. acted as the Lead Dealer Managers for the Tender Offer, and BofA Merrill Lynch and Wells Fargo Securities, LLC acted as the Co-Dealer Managers for the Tender Offer.

A copy of the press release announcing the completion of the Tender Offer is filed herewith as Exhibit 99.1.

ITEM 9.01             Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated October 7, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

October 7, 2009
	By:	/s/ Thomas J. Sargeant
	Name:	Thomas J. Sargeant
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated October 7, 2009.